UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Columbia Funds Series Trust I

(Name of Registrant As Specified In Its Charter)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

☐	Fee paid previously with preliminary materials.

MULTI-MANAGER ALTERNATIVE STRATEGIES FUND

A SERIES OF COLUMBIA FUNDS SERIES TRUST I

290 Congress Street

Boston, MA 02210

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

May 1, 2026

As a shareholder of Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, the hiring of a new subadviser, MidOcean Credit Fund Management, L.P. (“MidOcean”) with respect to a sleeve of the Fund. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the hiring of a new subadviser with respect to a sleeve of the Fund and related changes. At a meeting of the Fund’s Board of Trustees (the “Board”) on June 26, 2025, the Board approved, among other things: (i) a subadvisory agreement (the “Subadvisory Agreement”) between the Columbia Management Investment Advisers, LLC (“Investment Manager”) and MidOcean with respect to the Fund; and (ii) modifications to the Fund’s principal investment strategies to reflect MidOcean’s investment process for the portion of the Fund it manages.

The Subadvisory Agreement went into effect on March 5, 2026.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to the approval of the Board, to appoint unaffiliated subadvisers by entering into subadvisory agreements with them, and to change in material respects the terms of those subadvisory agreements, including the fees paid thereunder, for the Fund without first obtaining shareholder approval, thereby avoiding the expense and delays typically associated with obtaining shareholder approval. Although approval by the Fund’s shareholders of a new agreement or material changes to an existing agreement is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

Accessing Information Statement

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.columbiathreadneedleus.com/investor/resources/literature/fund-information-statements/. The Information Statement will be available on the website until at least July 30, 2026. To view and print the Information Statement, click on the link for the Information Statement. You may request a paper copy or

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PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling (toll-free) 800-345-6611 by May 1, 2027. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent Form N-CSR is available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800-345-6611.

The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

TAX100_08_011_(05/26)

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MULTI-MANAGER ALTERNATIVE STRATEGIES FUND

A SERIES OF COLUMBIA FUNDS SERIES TRUST I

290 CONGRESS STREET

BOSTON, MA 02210

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of Information Statement is being mailed on or about May 1, 2026. This Information Statement is being made available to shareholders of Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) to manage the Fund.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 290 Congress Street, Boston, MA 02210, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), amended and restated as of April 25, 2016, and most recently renewed at a meeting of the Board on June 26, 2025.

Under the Management Agreement, the Investment Manager, among other duties, monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays each subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to a subadviser by the Investment Manager, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of a subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the Fund’s and the Investment Manager’s policies.

MIDOCEAN CREDIT FUND MANAGEMENT, L.P. AND THE SUBADVISORY AGREEMENT

At a meeting of the Board on June 26, 2025 (the “June Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendations of the Investment Manager, (i) a subadvisory agreement (the “Subadvisory Agreement”) between the Investment Manager and MidOcean Credit Fund Management, L.P. (“MidOcean”) with respect to the Fund to subadvise a portion of the Fund’s assets; and (ii)

modifications to the Fund’s principal investment strategies to reflect MidOcean’s investment process for the portion of the Fund it manages. The Subadvisory Agreement went into effect on March 5, 2026. AlphaSimplex Group, LLC (“AlphaSimplex”), Crabel Capital Management, LLC (“Crabel”), Manulife Investment Management (US) LLC (“Manulife”), and TCW Investment Management Company LLC (“TCW”) continue to serve as subadvisers to the Fund.

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid to MidOcean

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Multi-Manager Alternative Strategies Fund
Net Assets	Annual rate at each asset level
First $500 million	1.100%
Next $500 million	1.050%
Next $2 billion	1.020%
Next $3 billion	0.990%
Next $6 billion	0.960%
Over $12 billion	0.950%

The table above represents the fee rate payable by the Fund to the Investment Manager, which has not changed as a result of the changes discussed above.

The following table presents: (i) the actual fees paid to the Investment Manager and related fee rate; (ii) the aggregate subadvisory services fees paid to the subadvisers and aggregate effective fee rate; and (iii) an estimate of the subadvisory services fees and effective fee rate that would have been paid to the subadvisers in the aggregate had the Subadvisory Agreement been in place.

Type of Fee(1)	Fee in Dollars	Fee as a Percentage of Average Daily Net Assets
Fees Paid to Investment Manager(2)	$5,267,106	1.10%
Aggregate Subadvisory Fee Paid by the Investment Manager to AlphaSimplex, Crabel, Manulife, and TCW	$1,753,465	0.366%
Estimated Aggregate Subadvisory Fee that Would Have Been Paid if the Subadvisory Agreement with MidOcean Had Been in Effect	$2,277,552	0.475%
Difference in the Aggregate Subadvisory Fee and the Estimated Aggregate Subadvisory Fee	$524,087	0.11%

(1)	All fees are for the fiscal year ended 8/31/2025.
(2)	The Investment Manager uses these fees to pay the subadvisers.

INFORMATION ABOUT MIDOCEAN

MidOcean was founded in 2009 and is a registered investment adviser with the SEC. Its General Partner is Ultramar Credit Holdings Ltd. J. Edward Virtue has voting control of MidOcean through his ownership of Ultramar Credit Holdings Ltd. Mr. Virtue has the largest economic ownership of MidOcean which is held through MidOcean Manager Feeder, LP. A minority interest in MidOcean is indirectly owned by HPC Manager Holdings Investor – Missouri LLC, a strategic institutional investor, with the remaining interests held by members of MidOcean’s management team.

As of February 28, 2026, MidOcean had approximately $8.0 billion in assets under management.

The following table provides information on the principal executive officers and directors of MidOcean:

Name	Title/Responsibilities	Address
Virtue, James Edward	CEO	245 Park Avenue, 38th Floor, New York, NY 10167
Shenfeld, Steven Alan	President	245 Park Avenue, 38th Floor, New York, NY 10167
Spring, Andrew Lawrence	Chief Financial Officer	245 Park Avenue, 38th Floor, New York, NY 10167
Hodges, Deborah Lyn	Chief Compliance Officer	245 Park Avenue, 38th Floor, New York, NY 10167
Carey, Dana M W	Chief Investment Officer	245 Park Avenue, 38th Floor, New York, NY 10167

The following table shows other fund(s) with similar investment objectives managed by MidOcean:

Fund Name	Assets as of February 28, 2026	Advisory/Subadvisory Fee Rate
The Advisors’ Inner Circle Fund III - FS Multi-Strategy Alternatives Fund	$153,748,729.47	Breakpoint#1: Amount: 200,000,000 Fee: 1.000% Breakpoint#2: Amount: 300,000,000 Fee: 0.750%

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

The Board at its June Meeting, considered the initial approval of the Subadvisory Agreement between the Investment Manager and MidOcean with respect to the Fund. At the June Meeting, independent legal counsel (“Independent Legal Counsel”) to the independent Board members (the “Independent Trustees”) reviewed with the Board the legal standards for consideration by directors/trustees of advisory and subadvisory agreements and referred to the various written materials and oral presentations received by the Board and its Contracts, Compliance, and Investment Review Committees in connection with the Board’s evaluation of MidOcean’s proposed services.

The Board held discussions with the Investment Manager and MidOcean and reviewed and considered various written materials and oral presentations in connection with the evaluation of MidOcean’s proposed services, including the reports from management with respect to the fees and terms of the proposed Subadvisory Agreement and MidOcean’s investment strategy/style and performance and from the Compliance Committee, with respect to the code of ethics and compliance program of MidOcean. In considering the Subadvisory Agreement, the Board reviewed, among other things:

•	Terms of the Subadvisory Agreement;

•	Subadvisory fees payable by the Investment Manager under the Subadvisory Agreement;

•	Descriptions of various services proposed to be performed by MidOcean under the Subadvisory Agreement, including portfolio management and portfolio trading practices;

•	Information regarding the experience and resources of MidOcean, including information regarding senior management, portfolio managers, and other personnel;

•	Information regarding the capabilities of MidOcean’s compliance program; and

•	The profitability to the Investment Manager and its affiliates from their relationships with the Fund.

Following an analysis and discussion of the foregoing, and the factors identified below, the Board, including a majority of the Independent Trustees, upon the recommendation of the Investment Manager, unanimously approved the Subadvisory Agreement between the Investment Manager and MidOcean with respect to the Fund on June 26, 2025.

Nature, extent and quality of services provided by the Investment Manager and the Subadvisers

When considering the approval of the Subadvisory Agreement with MidOcean, the Board considered its analysis of the reports and presentations received by it, detailing the services proposed to be performed by MidOcean as a subadviser for the Fund, as well as the history, reputation, expertise, resources and capabilities, and the qualifications of the personnel of MidOcean. The Board considered the diligence and selection process undertaken by the Investment Manager to select MidOcean, including the Investment Manager’s rationale for recommending MidOcean, and the process for monitoring MidOcean’s ongoing performance of services for the Fund. The Board observed that MidOcean’s compliance program had been reviewed by the Fund’s Chief Compliance Officer and was determined by him to be reasonably designed to prevent violation of the federal securities laws by the Fund. The Board also observed that information had been presented regarding MidOcean’s ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board also considered the information provided by management regarding the personnel, risk controls, philosophy, and investment processes of MidOcean. The Board also noted the presentation by MidOcean to the Board’s Investment Review Committee.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement. Independent Legal Counsel noted that the proposed Subadvisory Agreement was generally similar in scope and form to subadvisory agreements applicable to other subadvised funds.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund supported the approval of the Subadvisory Agreement with MidOcean.

Investment performance

When considering the approval of the Subadvisory Agreement with MidOcean, the Board observed MidOcean’s relevant performance results versus the industry benchmarks, versus the other subadvisers of the Fund and versus peers over various periods, noting competitive results versus peers and industry benchmarks over certain of the 1-,3- and 5-year periods ended December 31, 2024. After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the performance of MidOcean, in light of other considerations, supported the approval of the Subadvisory Agreement.

Comparative fees, costs of services provided and the profits realized by the Investment Manager and its affiliates from their relationships with the Fund.

When considering the approval of the Subadvisory Agreement with MidOcean, the Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to MidOcean would be paid by the Investment Manager and would not impact the fees paid by the Fund. The Trustees observed that management fees, which were not proposed to change, remained within the range of other peers and that the Fund’s expense ratio also remained within the range of other peers.

Additionally, the Board considered the expected decrease in the total profitability of the Investment Manager and its affiliates in connection with the hiring of MidOcean. Because the Subadvisory Agreement was negotiated at arm’s length by the Investment Manager, which is responsible for payments to the subadviser thereunder, the Board did not consider the profitability to MidOcean from its relationship with the Fund.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the proposed level of subadvisory fees, anticipated costs of services provided and the expected profitability to the Investment Manager and its affiliates from their relationships with the Fund supported the approval of the Subadvisory Agreement with MidOcean.

Economies of scale

When considering the approval of the Subadvisory Agreement with MidOcean, the Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board considered, in this regard, the expected decrease in profitability to the Investment Manager from its management agreement with the Fund as a result of the proposed engagement of MidOcean. The Board took into account, in this regard, the significant oversight services provided by the Investment Manager to the Fund. The Board also observed that fees to be paid under the Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that the Fund’s management agreement with the Investment Manager continues to provide for sharing of economies of scale as management fees decline as assets increase at pre-established breakpoints.

Conclusion

The Board reviewed all of the above considerations in reaching its decision to approve the Subadvisory Agreement with MidOcean. In reaching its conclusions, no single factor was determinative.

On June 26, 2025, the Board, including all of the Independent Trustees, determined that fees payable under the Subadvisory Agreement with MidOcean appeared fair and reasonable in light of the services proposed to be provided and approved the Subadvisory Agreement.

FUND ASSETS

For a fund managed by multiple subadvisers, such as the Fund, the Investment Manager, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by the subadvisers, and may change these proportions at any time.

Prior to March 5, 2026, the long-term allocation target of the Fund’s assets was as follows:

AlphaSimplex	Crabel	Manulife	TCW
15%	15%	30%	40%

As of March 5, 2026, the long-term allocation target of the Fund’s assets is as follows:

AlphaSimplex	Crabel	Manulife	TCW	MidOcean
12.5%	12.5%	25%	30%	20%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 290 Congress Street, Boston, MA 02210, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 290 Congress Street, Boston, MA 02210, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent Form N-CSR is available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, calling 800-345-6611 or online at https://www.columbiathreadneedleus.com/investor.

RECORD OF BENEFICIAL OWNERSHIP

As of February 28, 2026, American Enterprise Investment Service, 901 3rd Avenue South, Minneapolis, MN 55402 owned 100% of the outstanding shares of the Fund.

As of February 28, 2026, Board members and officers of the Fund owned less than 1% of the Fund and each class of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this Information statement, the Fund will mail only one copy of this Information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this Information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this Information statement. If in the future you do not want the mailing of Information statements to be combined with those of other members of your household, or if you have received multiple copies of this Information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information statement to a security holder at a shared address to which a single copy of the document was delivered.

TAX100_08_012_(05/26)